AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2010 (this “Amendment”), is made by and among AZZ incorporated, a Texas corporation (“Parent”), Big Kettle Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and North American Galvanizing & Coatings, Inc., a Delaware corporation (the “Company”). Parent, Purchaser and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to amend certain terms of that certain Agreement and Plan of Merger, dated as of March 31, 2010 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, as provided in this Amendment; and

WHEREAS, pursuant to Section 7.4 of the Merger Agreement, the Merger Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed by Parent, Purchaser and the Company; and

WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have determined that the Amendment is advisable and in the best interests of their respective stockholders and have authorized and approved the execution and delivery of the Amendment.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1.          Defined Terms. Capitalized terms used herein, including in the preamble and recitals hereto, and not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2.          Certain Amendments to the Merger Agreement. Pursuant to Section 7.4 of the Merger Agreement, the Parties hereby agree to the following amendments to the Merger Agreement:

a.  As of the date hereof, Article II of the Merger Agreement is hereby amended by adding the following paragraph immediately following Section 2.3:

“Section 2.3A   Extension of Appraisal Rights. Notwithstanding the foregoing Section 2.3, neither the Parent, the Purchaser nor the Company will assert that (a) a demand for appraisal by a holder of Shares is not timely under Section 262 of the DGCL if such holder who otherwise satisfies the requirements of Section 262 submits a written demand for appraisal within 30 calendar days of the Special Meeting (with any such deadline being extended to the following business day should the 30th day fall on a holiday or weekend) or (b) that (i) a holder of Shares who is entitled to appraisal rights may not file a petition in the Court of Chancery of the State of Delaware demanding a determination of the value of the Shares held by all stockholders of the

Company if such petition is not filed within 120 days of the Effective Time as long as such petition is filed within 150 days of the Effective Time, (ii) a holder of Shares may not withdraw such stockholder’s demand for appraisal and accept the terms offered by the Merger if such withdrawal is not made within 60 days of the Effective Time and (iii) a holder of Shares may not, upon written request, receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares if such request is not made within 120 days of the Effective Time as long as such request is made within 150 days of the Effective Time.”

b.  As of the date hereof, Section 5.4(f) of the Merger Agreement is hereby amended and restated as follows:

“(f)      Notwithstanding the foregoing, the Company shall not release any third party from, or waive any provisions of, any confidentiality or similar agreement in favor of the Company; provided, however, that the Company shall release such third parties from, or waive any provisions of, any “standstill” or similar agreement in favor of the Company, and, notwithstanding any provision in this Agreement to the contrary, shall not be restricted by the provisions of this Agreement from contacting such third parties and informing them of the Company’s release or waiver of such provisions.”

Section 3.          Effective Date of Amendment No. 1. This Amendment shall, upon execution and delivery hereof by the Parties hereto, be deemed in full force and effect as of the date hereof.

Section 4.          Miscellaneous.

a.  This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

b.  Except as expressly amended hereby, the Merger Agreement and all other documents, agreements and instruments relating thereto are and shall remain unmodified and in full force and effect and are hereby ratified and confirmed.

c.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Merger Agreement, nor, except as expressly provided herein, constitute a waiver or amendment of any other provision of the Merger Agreement.

d.  This Amendment may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

e.  The headings for this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AZZ INCORPORATED

By:	/s/ David H. Dingus

Name: David H. Dingus

Title: President and Chief Executive Officer

BIG KETTLE MERGER SUB, INC.

By:	/s/ David H. Dingus

Name: David H. Dingus

Title: President and Chief Executive Officer

NORTH AMERICAN GALVANIZING & COATINGS, INC.

By:	/s/ Ronald J. Evans

Name: Ronald J. Evans

Title: President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger